Exhibit 99.1

Horizon Pharma Reports 2012 Financial Results and Provides Business Update

Conference Call and Webcast Today, March 18th, at 8:00 a.m. ET

DEERFIELD, IL. – March 18, 2013 – Horizon Pharma, Inc. (NASDAQ: HZNP) today provided an update on the Company’s business and announced financial results for the fourth quarter and year ended December 31, 2012.

Financial Highlights

•	Full year 2012 gross and net sales were $23.0 million and $19.6 million, respectively; increases of 231% and 183%, respectively, over full year 2011 gross and net sales.

•	Fourth quarter 2012 gross and net sales were $8.2 million and $6.7 million, respectively; increases of 130% and 91%, respectively, over fourth quarter 2011 gross and net sales.

•	Net loss for 2012 was $87.8 million, or $2.26 per share, compared to a net loss of $113.3 million, or $12.56 per share, in 2011.

•	Cash and cash equivalents balance at the end of 2012 was $104.1 million, which the Company believes will be sufficient to fund its operations through 2013.

DUEXIS® Highlights

•	New prescriptions for DUEXIS increased 57% in the fourth quarter of 2012 to 31,130 versus 19,874 in the third quarter of 2012.

•	Total prescriptions for DUEXIS increased 56% in the fourth quarter of 2012 to 39,060 versus 25,054 in the third quarter of 2012.

•	DUEXIS gross and net sales were $13.2 million and $11.0 million, respectively, in 2012, which was the first full year of sales following the launch of DUEXIS in December 2011.

•

DUEXIS fourth quarter 2012 gross and net sales were $7.1 million and $6.0 million, respectively; increases of 138% and 132%, respectively, over third quarter 2012 DUEXIS gross and net sales. Excluding a one-time increase in fourth quarter 2012 DUEXIS sales related to timing of revenue recognition, sequential growth from the third quarter of 2012 to the fourth quarter of 2012 in both gross and net sales was 76%.

RAYOS® Highlights

•	Initiated full commercial launch of RAYOS to rheumatologists and key primary care physicians through 150-person sales force in February 2013.

•	There have been 275 cumulative RAYOS prescribers since the launch.

“We saw strong momentum with DUEXIS in the fourth quarter of 2012 and early 2013, which along with the full commercial launch of RAYOS last month, positions us well moving forward,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma. “With two products commercialized in the U.S. market and $104.1 million in cash on the balance sheet, we are encouraged by our progress as we continue to build towards our objective of a profitable, sustainable business.”

Fourth Quarter 2012 Financial Results

For the fourth quarter ended December 31, 2012, gross and net sales were $8.2 million and $6.7 million, respectively, compared to $3.5 million in both gross and net sales for the fourth quarter of 2011. DUEXIS gross sales were $7.1 million and net sales were $6.0 million after deducting trade discounts and allowances of $0.5 million and co-pay assistance costs of $0.6 million, and represented 87% of gross sales and 90% of net sales during the quarter ended December 31, 2012. During the fourth quarter, the Company changed from recognizing revenue upon product being dispensed through patient prescriptions to recognizing revenue when product is sold into the wholesale and pharmacy channel, resulting in a one-time increase to DUEXIS revenue of $1.8 million gross and $1.4 million net.

RAYOS gross sales in the fourth quarter, following its December U.S. launch, were $0.8 million and net sales were $0.4 million after deductions for discounts and allowances of $0.3 million and for co-pay assistance costs of $0.1 million.

LODOTRA gross and net sales in the fourth quarter of 2012 were $0.3 million, compared to gross and net sales of $3.4 million in the fourth quarter of 2011. The Company recognizes a significant portion of its LODOTRA sales at the time of delivery to its distribution partner, Mundipharma, and those deliveries are not linear or related to end market sales in terms of timing. The $3.1 million decrease in LODOTRA gross and net sales during the fourth quarter of 2012 was primarily attributable to these timing differences of product deliveries to Mundipharma and to a reduction in deferred revenues recognized.

Research and development expenses increased $0.9 million, from $3.8 million during the three months ended December 31, 2011, to $4.7 million during the three months ended December 31, 2012. The increase in research and development expenses during the fourth quarter of 2012 was primarily associated with a $0.4 million increase in salaries and benefits expense primarily related to additional staffing of the Company’s medical affairs group, along with increases in consulting fees and contract manufacturing expense.

Sales and marketing expenses increased $2.2 million, from $12.9 million during the three months ended December 31, 2011, to $15.1 million during the three months ended December 31, 2012. The increase in expense was primarily attributable to expanded sales and promotional efforts one year post DUEXIS’ launch and initial launch activities for RAYOS, which contributed to a $2.6 million increase in salaries and benefits expense associated with additional staffing of the Company’s sales and marketing functions, partially offset by a $1.0 million reduction in consulting expenses and outside service costs.

General and administrative expenses increased $0.6 million, from $4.4 million during the three months ended December 31, 2011, to $5.0 million during the three months ended December 31, 2012. The increase in general and administrative expenses was primarily due to a $0.3 million increase in salaries and benefits expense associated with additional finance and administrative personnel as the Company built out its corporate infrastructure and a $0.3 million increase in legal costs primarily associated with intellectual property related matters.

Interest expense net increased $2.6 million, from $0.8 million during the three months ended December 31, 2011, to $3.4 million during the three months ended December 31, 2012, primarily as a result of incremental interest expense associated with higher borrowing balances under the Company’s $60.0 million senior secured loan, compared to an outstanding notes payable balance of $19.4 million in the prior year period.

During the three months ended December 31, 2011, the Company recorded an intangible impairment charge of $69.6 million to write down the value of its indefinite lived in process research and development, or IPR&D, asset to its fair value, with no corresponding IPR&D impairment charge in the three months ended December 31, 2012.

Income tax benefit decreased $13.8 million, from $14.1 million during the three months ended December 31, 2011, to $0.3 million during the three months ended December 31, 2012. The decrease in income tax benefit was primarily attributable to the Company’s IPR&D asset impairment charge of $69.6 million recorded during the fourth quarter of 2011, which reduced the Company’s deferred income tax liability and increased its income tax benefit.

Net loss for the quarter ended December 31, 2012, was $24.3 million, or $0.40 per share based on 61,574,187 weighted average shares outstanding, compared to a net loss of $76.7 million, or $3.92 per share based on 19,568,131 weighted average shares outstanding, in the quarter ended December 31, 2011.

Non-GAAP net loss for the quarter ended December 31, 2012, was $20.9 million, or $0.34 per share, compared to a non-GAAP net loss of $19.0 million, or $0.97 per share, in the fourth quarter of 2011. Horizon provides non-GAAP financial measures, which it believes can enhance an overall understanding of Horizon’s financial performance when considered together with GAAP figures. Refer to the section of this press release below titled, “Note Regarding Use of Non-GAAP Financial Measures,” for a full discussion on this subject.

Full Year 2012 Financial Results

For the year ended December 31, 2012, gross and net sales were $23.0 million and $19.6 million, respectively, compared to $6.9 million in gross and net sales in the prior year. DUEXIS gross sales were $13.2 million and net sales were $11.0 million after deducting trade discounts and allowances of $0.9 million and co-pay assistance costs of $1.3 million, and represented 58% of gross sales and 57% of net sales during the year ended December 31, 2012. DUEXIS was launched in December 2011.

LODOTRA gross sales were $9.0 million and net sales were $8.2 million after deducting trade discounts and allowances of $0.8 million during the year ended December 31, 2012, compared to gross and net sales of $6.8 million during the year ended December 31, 2011. The increase in LODOTRA sales was attributable to higher product shipments during 2012 in addition to the recognition of deferred revenues from the Company’s distribution partner, Mundipharma. RAYOS gross sales following its U.S. launch in December 2012 were $0.8 million and net sales were $0.4 million after deductions for discounts and allowances, and for co-pay assistance costs.

Research and development expenses increased $1.5 million, from $15.3 million during the year ended December 31, 2011, to $16.8 million during the year ended December 31, 2012. The increase in research and development expenses was primarily associated with a $3.4 million increase in salaries and benefits expense as a result of additional staffing of the Company’s regulatory and medical affairs group, which was partially offset by reductions in regulatory submission fees and clinical trial expenses of $1.8 million and legal expenses of $0.2 million.

Sales and marketing expenses increased $29.2 million, from $20.3 million during the year ended December 31, 2011, to $49.5 million during the year ended December 31, 2012. The increase in sales and marketing expenses was primarily attributable to salaries and related expenses for a full year for the Company’s initial 80 field sales representatives hired during the second half of 2011, incremental salaries and related expenses associated with growing the Company’s field sales organization to approximately 150 sales representatives during the course of 2012, salaries and related expenses associated with increased staffing for the related sales support function, and an increase in marketing expenses to launch and commercialize DUEXIS and RAYOS in the U.S. As a result of these factors, during the year ended December 31, 2012, sales and marketing personnel related costs increased $17.5 million and marketing costs for DUEXIS and RAYOS increased approximately $9.0 million compared with the year ended December 31, 2011.

General and administrative expenses increased $4.4 million, from $15.0 million during the year ended December 31, 2011, to $19.4 million during the year ended December 31, 2012. The increase in general and administrative expenses was primarily due to $2.2 million in additional salaries and related benefits expense associated with incremental finance and administrative staff added during the second half of 2011 and during 2012 as the Company built out its corporate infrastructure, $1.0 million in higher legal fees associated with intellectual property and regulatory related matters and $1.1 million in higher facilities and information technology infrastructure expenses.

Interest expense, net increased $8.2 million, from $6.3 million during the year ended December 31, 2011, to $14.5 million during the year ended December 31, 2012. The increase in interest expense was primarily attributable to higher borrowing balances, higher debt extinguishment costs and amortization to interest expense of deferred financing and debt discount expenses under the Company’s Senior Secured Loan compared to the prior year. During the year ended December 31, 2012, the Company recorded a $2.5 million charge related to the extinguishment of its prior debt facilities, compared to a $1.9 million charge during the year ended December 31, 2011, related to the loss on extinguishment of the Company’s prior debt facilities.

Income tax benefit decreased $9.5 million, from $14.7 million during the year ended December 31, 2011, to $5.2 million during the year ended December 31, 2012. The income tax benefit during the year ended December 31, 2012, was primarily associated with the reclassification of our IPR&D asset to developed technology following the July 26, 2012, FDA approval of RAYOS, resulting in a one-time income tax benefit of $4.3 million. The income tax benefit during the year ended December 31, 2011, was primarily attributable to our IPR&D intangible asset impairment charge of $69.6 million, which reduced our deferred income tax positions and increased our income tax benefit.

Net loss for the year ended December 31, 2012, was $87.8 million, or $2.26 per share based on 38,871,422 weighted average shares outstanding, compared to a net loss of $113.3 million, or $12.56 per share based on 9,014,968 weighted average shares outstanding, during the year ended December 31, 2011.

Non-GAAP net loss for the year ended December 31, 2012 was $76.0 million, or $1.96 per share, compared to non-GAAP net loss of $48.5 million, or $5.38 per share, during the year ended December 31, 2011. Refer to the section of this press release below titled, “Note Regarding Use of Non-GAAP Financial Measures.”

Note Regarding Use of Non-GAAP Financial Measures

Horizon provides non-GAAP net income (loss) and net income (loss) per share financial measures that include adjustments to GAAP figures. These adjustments to GAAP exclude non-cash items such as stock compensation and depreciation and amortization, non-cash interest expense, and other non-cash charges. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. In addition, these non-GAAP financial measures are among the indicators Horizon’s management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer to the financial statements portion of this press release for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

Conference Call

At 8:00am Eastern Time today, Horizon’s management will host a live conference call and webcast to review the Company’s financial and operating results and provide a general business update.

The live webcast and a replay may be accessed by visiting Horizon’s website at http://ir.horizon-pharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-338-8373 (U.S.) or 973-872-3000 (international) to listen to the conference call. The conference ID number for the live call is 11959520. Telephone replay will be available approximately two hours after the call. To access the replay, please call 1-855-859-2056 (U.S.) or 404-537-3406 (international). The conference ID number for the replay is 11959520.

About Horizon Pharma

Horizon Pharma, Inc. is a specialty pharmaceutical company that has developed and is commercializing DUEXIS and RAYOS/LODOTRA, both of which target unmet therapeutic needs in arthritis, pain and inflammatory diseases. The Company’s strategy is to develop, acquire, in-license and/or co-promote additional innovative medicines where it can execute a targeted commercial approach in specific therapeutic areas while taking advantage of its commercial strengths and the infrastructure the Company has put in place.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the period during which cash and cash equivalents is expected to fund the Company’s operations, the on-going commercial launches of DUEXIS and RAYOS and the Company’s progress in creating a profitable, sustainable business. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, risks regarding Horizon’s ability to commercialize products successfully, whether commercial data regarding DUEXIS and RAYOS in the United States for any historic periods are indicative of future results, Horizon’s ability to successfully manage contract sales and marketing personnel, Horizon’s ability to comply with post-approval regulatory requirements, and the need to potentially obtain additional financing to successfully commercialize or further develop DUEXIS and RAYOS/LODOTRA. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$104,087	$17,966
Restricted cash	800	750
Accounts receivable, net	3,463	2,372
Inventories, net	5,245	1,195
Prepaid expenses and other current assets	3,323	2,763

Total current assets	116,918	25,046
Property and equipment, net	3,725	3,245
Developed technology, net	68,892	35,602
In-process research and development	—	36,638
Other assets	4,449	547

Total assets	$193,984	$101,078

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,986	$8,170
Accrued expenses	16,784	8,926
Deferred revenues - current portion	2,230	3,281
Notes payable - current portion	11,935	3,604

Total current liabilities	36,935	23,981
Long-term liabilities
Notes payable, net of current	36,866	15,834
Deferred revenues, net of current	9,554	5,666
Deferred tax liabilities, net	4,408	9,561
Other long term liabilities	243	124

Total liabilities	88,006	55,166

Commitments and Contingencies

Stockholders’ equity
Common stock, $0.0001 par value per share; 200,000,000 shares authorized; 61,722,247 and 19,627,744 shares issued and outstanding at December 31, 2012 and 2011, respectively.	6	2
Additional paid-in capital	417,455	270,015
Accumulated other comprehensive loss	(3,372)	(3,788)
Accumulated deficit	(308,111)	(220,317)

Total stockholders’ equity	105,978	45,912

Total liabilities and stockholders’ equity	$193,984	$101,078

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues
Sales of goods	$8,091	$3,483	$22,761	$6,773
Contract revenue	61	55	217	166

Gross sales	8,152	3,538	22,978	6,939
Sales discounts and allowances	(1,405)	(12)	(3,346)	(12)

Net sales	6,747	3,526	19,632	6,927

Cost of goods sold	3,931	2,075	12,663	7,267

Gross profit (loss)	2,816	1,451	6,969	(340)
Operating Expenses
Research and development	4,739	3,822	16,837	15,358
Sales and marketing	15,095	12,888	49,561	20,314
General and administrative	5,008	4,368	19,444	15,008
Intangible impairment charge	—	69,621	—	69,621

Total operating expenses	24,842	90,699	85,842	120,301

Operating loss	(22,026)	(89,248)	(78,873)	(120,641)

Interest expense, net	(3,444)	(819)	(14,525)	(6,284)
Foreign exchange gain (loss)	801	(798)	489	(1,023)
Other expense	—	—	(56)	—

Loss before benefit for income taxes	(24,669)	(90,865)	(92,965)	(127,948)
Income tax benefit	(336)	(14,138)	(5,171)	(14,683)

Net loss	$(24,333)	$(76,727)	$(87,794)	$(113,265)

Net loss per share - basic and diluted	$(0.40)	$(3.92)	$(2.26)	$(12.56)

Weighted average shares outstanding used in calculating net loss per share - basic and diluted	61,574,187	19,568,131	38,871,422	9,014,968

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
GAAP Net Loss	$(24,333)	$(76,727)	$(87,794)	$(113,265)
Non-GAAP Adjustments (net of tax effect):
Intangible impairment charge	—	56,199	—	56,199
Amortization of developed technology	1,313	730	3,782	3,012
Stock-based compensation	999	703	4,661	2,530
Non-cash interest expense	913	55	2,740	2,738
Depreciation expense	247	141	806	446
Amortization of deferred revenue	(61)	(55)	(217)	(166)

Total of non-GAAP adjustments	3,411	57,773	11,772	64,759

Non-GAAP Net Loss	$(20,922)	$(18,954)	$(76,022)	$(48,506)

Weighted average shares - basic and diluted	61,574,187	19,568,131	38,871,422	9,014,968

GAAP net loss per common share-basic and diluted	$(0.40)	$(3.92)	$(2.26)	$(12.56)
Non-GAAP adjustments detailed above	0.06	2.95	0.30	7.18

Non-GAAP net loss per common share-basic and diluted	$(0.34)	$(0.97)	$(1.96)	$(5.38)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twelve Months Ended December 31,
	2012	2011
Cash flows from operating activities
Net loss	$(87,794)	$(113,265)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	5,538	4,199
Stock-based compensation	4,661	2,530
Non-cash interest expense	2,740	2,708
Paid in kind interest expense	2,607	—
Intangible impairment charge	—	69,621
Loss on disposal of assets	76	—
Foreign exchange (gain) loss	(489)	1,023
Changes in operating assets and liabilities:
Accounts receivable	(1,087)	(1,817)
Inventories	(4,022)	(923)
Prepaid expenses and other current assets	(543)	(1,897)
Accounts payable	(2,209)	5,643
Accrued expenses	7,052	3,215
Deferred revenues	2,616	3,237
Deferred tax liabilities	(5,206)	(15,778)
Other non-current assets and liabilities	(581)	(36)

Net cash used in operating activities	(76,641)	(41,540)

Cash flows from investing activities
Purchase of property and equipment	(1,336)	(1,604)
Increase in restricted cash	(50)	(550)

Net cash used in investing activities	(1,386)	(2,154)

Cash flows from financing activities
Proceeds from issuance of notes payable, net of issuance costs	55,578	16,651
Proceeds from equity finance offerings, net of offering costs	128,077	—
Proceeds from the issuance of common stock in initial public offering, net of underwriting fees and issuance costs	—	44,678
Repayment of notes payable	(19,788)	(13,067)
Proceeds from the issuance of common stock	441	124
Proceeds from issuance of bridge notes payable to related parties	—	6,766

Net cash provided by financing activities	164,308	55,152

Effect of exchange rate changes on cash and cash equivalents	(160)	1,124
Net increase in cash and cash equivalents	86,121	12,582
Cash and cash equivalents
Beginning of period	17,966	5,384

End of period	$104,087	$17,966

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Investors

Kathy Galante

Burns McClellan, Inc.

212-213-0006

kgalante@burnsmc.com